EXHIBIT 99.1

Platinum Energy Solutions, Inc. Completes Exchange Offer for Senior Notes

HOUSTON, TX (March 21, 2012) — Platinum Energy Solutions, Inc. announced today that on March 15, 2012 it closed its offer to exchange up to $173.1 million aggregate principal amount of 14.250% Senior Secured Notes due 2015 (the “Exchange Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding 14.250% Senior Secured Notes due 2015 (the “Existing Notes”), of which $115 million of Existing Notes were issued and sold on March 3, 2011 (the “Original Notes”), $8.1 million of Existing Notes were issued as of September 1, 2011 upon capitalization of the interest payment on the Original Notes due on such date; and $50 million of Existing Notes were issued and sold on September 29, 2011, each in a transaction exempt from registration under the Securities Act. An aggregate of $172.8 million in principal amount, or 99.8%, of the Existing Notes were tendered in the exchange offer, which expired at 5:00 p.m., New York City time, on March 9, 2012.

The Existing Notes that were not tendered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various assumptions, risks and uncertainties, and accordingly, actual results may differ materially from those contemplated by the forward-looking statements. Platinum has no obligation to publicly update any forward-looking statements at any time for any reason.

About Platinum Energy Solutions, Inc.

Platinum Energy Solutions, Inc. is a Houston, Texas based oilfield services provider specializing in premium hydraulic fracturing, coiled tubing and other pressure pumping services. Platinum utilizes modern, high pressure-rated fracturing equipment that allows it to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service.